Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

TWENTY-THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ACTELIS NETWORKS, INC.

(Pursuant to Sections 141, 228 and 242 of the General
Corporation Law of the State of Delaware)

The undersigned, Tuvia Barlev, being the Chief Executive Officer of Actelis Networks, Inc. (the “Corporation”), a Corporation duly organized and existing under the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify, that:

RESOLVED:	That the Corporation’s Certificate of Incorporation be amended upon the filing of this Certificate of Amendment (“Effective Time”) as follows:

1.	By deleting Article Fourth in its entirety and substituting for such paragraph a new paragraph as follows:

FOURTH: Upon the Effective Time of this Certificate of Amendment, each one (1) share of the Corporation’s Common Stock and Preferred Stock, whether issued and outstanding or held by the Corporation as treasury stock, is and shall be reclassified, and changed into 1/46 of a fully paid and nonassessable share of Common Stock or Preferred Stock (the “Reverse Stock Split”); provided, however, that no fractional interests in shares of Common Stock or Preferred Stock shall be issued to any holder and in such case the number of shares issued shall be rounded up to the nearest whole share.

Each certificate that immediately prior to the Effective Time represented shares of Common Stock or Preferred Stock (“Old Certificates”), shall be cancelled and thereafter new certificates representing shares of Common Stock or Preferred Stock shall be issued to represent that number of shares of Common Stock or Preferred Stock following the Reverse Stock Split. Each stockholder as of the Effective Time shall be entitled to receive from the Corporation such new certificate representing the number of shares of the Common Stock or Preferred Stock to which such stockholder is entitled hereunder upon delivery to the Corporation of (i) a certificate or certificates representing the number of shares owned by such stockholder immediately prior to the Effective Time or (ii) an affidavit of loss and indemnity in such form as accepted to by the Corporation in the Corporation’s sole and absolute discretion in the event such certificate or certificates representing the number of shares owned by such stockholder immediately prior to the Effective Time has been lost, misplaced or destroyed.

Any such certificates or affidavits of loss and indemnity (as the case may be) not tendered to the Corporation shall be deemed to evidence solely the right to receive a certificate for such Common Stock or Preferred Stock as set forth in the books and records of the Corporation. The par value per share, of Common Stock and Preferred Stock shall not be affected by the Reverse Stock Split.

Upon completion of the Reverse Stock Split, the aggregate number of shares of stock which the Corporation shall have authority to issue shall be increased to 42,803,774 shares, consisting of 30,000,000 shares of Common Stock with a par value of US$0.0001 per share (the “Common Stock”), 2, 803,774 shares of Non-Voting Common Stock with a par value of US$0.0001 per share (the “Non-Voting Common Stock”) and 10,000,000 shares of preferred stock with a par value of US$0.0001 per share (the “Preferred Stock” or the “Preferred Shares”), of which 5,000,000 are designated the Series A Preferred Convertible Stock (the “Series A Preferred Stock”) and 5,000,000 are designated the Series B Convertible Stock (the “Series B Preferred Stock”). It is hereby clarified that any reference to Common Stock shall not include a reference to Non-Voting Common Stock.

2.	This Amendment to the Certificate has been duly approved and adopted by the written consent of a majority of the stockholders of the Corporation entitled to vote thereon in accordance with the provisions of Section 228 and Section 242 of the DGCL.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Tuvia Barlev, its Chief Executive Officer, this 2nd day of May, 2022.

ACTELIS NETWORKS, INC.

By:	/s/ Tuvia Barlev
Name:	Tuvia Barlev
Title:	Chief Executive Officer

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